SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              Matritech, Inc.

          (Name of Registrant as Specified in Its Charter)

     (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF RECONVENED ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT SUPPLEMENT TO PROXY STATEMENT DATED APRIL 19, 2005
Introduction
Proposal 2

MATRITECH, INC.
330 NEVADA STREET
NEWTON, MASSACHUSETTS 02460
NOTICE OF RECONVENED ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
July 22, 2005
To the Stockholders of Matritech, Inc.:
      Notice is hereby given that the Annual Meeting of Stockholders of Matritech, Inc. will reconvene on Friday, July 22, 2005 at 9:00 a.m. at the Sheraton Newton Hotel, 320 Washington Street, Newton, MA 02458. That meeting, previously convened on May 25, 2005 and on June 24, 2005, was adjourned before conducting a vote on the business items.
      After the Proxy Statement and other materials for the 2005 Meeting, originally scheduled for May 25, 2005, were disseminated, certain terms of the financing transaction that is the subject of Proposal 2 of the Proxy Statement first mailed to Stockholders on or about April 19, 2005 were changed. These changes were made because, in view of market conditions and the recent share trading price range, many of the Investors were reluctant to close on the second part of the financing transaction and we did not believe we would be successful in completing the Second Closing. Under these circumstances, we determined it to be in the best interests of the Company to agree to terminate obligations relative to the Second Closing and to limit this Private Placement to the portion closed in March 2005. Because of this change to the financing transaction, Proposal 2 contained in our previously circulated Proxy Statement has been revised and we have further adjourned our Annual Meeting of Stockholders until July 22 in order to allow our Stockholders to receive additional materials relating to, and to consider and vote upon, Proposal 2 as revised.
      The reconvened Annual Meeting of Stockholders will be held for the following purposes, as more fully described in the proxy statement and attached supplemental materials.

1. To elect eight (8) directors;

2. To approve certain provisions of a financing transaction to permit (a) the removal of floors on anti-dilution provisions affecting the 670,272 shares of Series A Convertible Preferred Stock and warrants to purchase common stock issued in the First Closing and (b) the potential issuance of more than 14,100,000 shares of common stock if required to fulfill our obligations under currently outstanding Series A Convertible Preferred Stock and accompanying warrants to purchase common stock pursuant to anti-dilution provisions contained in our charter and the warrants.

3. To ratify the selection of the firm of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2005; and

4. To transact such other business as may properly come before the meeting and any adjournments thereof.
      Stockholders of record at the close of business on April 5, 2005 will be entitled to notice of and to vote at the reconvened Annual Meeting or any adjournment thereof.
      Each stockholder of record previously received a form of proxy pertaining to voting shares of capital stock registered in his, her or its name. A new proxy has been provided with these materials. You may use this form to vote if you did not vote earlier and you may also use it to revoke your earlier proxy and recast your vote. If you do not wish to recast your vote, there is no need to take any additional action.

By Order of the Board of Directors,

/s/ Patricia Randall

Patricia Randall, Secretary
Newton, Massachusetts
June 27, 2005
IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. RETURNING A PROXY WILL NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE ANNUAL MEETING AND VOTE YOUR SHARES IN PERSON.

MATRITECH, INC.
330 NEVADA STREET
NEWTON, MASSACHUSETTS 02460
PROXY STATEMENT SUPPLEMENT TO
PROXY STATEMENT DATED APRIL 19, 2005
June 27, 2005
Introduction
      This proxy statement supplement is provided pursuant to direction from the Board of Directors of Matritech, Inc.
      We initially convened our Annual Meeting of Stockholders at 9:00 a.m. on May 25, 2005 at the Sheraton Newton Hotel, 320 Washington Street, Newton, MA 02458. Shares representing a quorum of the shares entitled to vote were present in person or by proxy. The stockholders represented at the meeting voted to adjourn the meeting before conducting a vote on the proposals in the proxy statement. We reconvened our Annual Meeting of Stockholders at 9:00 a.m. on June 24, 2005 at the Sheraton Newton Hotel, 320 Washington Street, Newton, MA 02458. Shares representing a quorum of the shares entitled to vote were present in person or by proxy. The stockholders represented at the meeting voted to adjourn the meeting before conducting a vote on the proposals in the proxy statement.
      No change has been made in this proxy statement supplement with respect to Proposals 1 and 3 of the Proxy Statement first mailed to Stockholders on or about April 19, 2005. Set forth below is a description of the revised Proposal 2 of the Proxy Statement.
Proposal 2
Approval of Certain Provisions of a Financing Transaction
The Financing Transaction
      On March 4, 2005 we entered into a purchase agreement (the “Purchase Agreement”, and collectively with its related documents, the “Transaction Documents”) covering a financing transaction which would, if fully consummated, have resulted in gross proceeds to us of $12.55 million. Because Section 713 of the American Stock Exchange Company Guide requires listed companies to obtain stockholder approval for the potential issuance of common stock, or securities convertible into common stock, equal to 20% or more of its currently outstanding shares of common stock, we could not complete a closing in March of all securities covered by the Purchase Agreement. Instead, we sold an aggregate of 670,272 shares of our Series A Convertible Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”) and issued to investors warrants to purchase 4,991,434 shares of our common stock at a price of $1.47 per share (the “First Closing”). Each share of our Series A Preferred Stock is convertible into ten shares of our common stock. We received gross proceeds of approximately $5.9 million from the First Closing.
      The Purchase Agreement provided for a Second Closing to be held after we received stockholder approval of provisions of the financing transaction. However, we have agreed with the Investors to terminate all obligations of any party to the Purchase Agreement to consummate and complete the Second Closing. Because of this, we will not receive any additional funds from the Investors from this transaction unless and until they elect to exercise warrants issued in the First Closing.

Original Terms of Financing Transaction
      In the table below, we have provided highlights of the original terms of the Financing Transaction including for the First Closing which has occurred and for the Second Closing which has been terminated. We have omitted many details that are further discussed in text following the tables. Please refer to our other SEC filings described below in “More Information” for the full details of the original terms and conditions of this Financing Transaction.

		Common
		Stock upon	Investor
	Shares of	Conversion of	Warrants to
	Series A	Series A	Purchase	Total
	Preferred	Preferred	Common at	Consideration
	Stock	Conversion	$1.47	to be Received

First Closing	670,272	6,702,720	4,991,434	$5,898,394
Second Closing	755,852	7,558,520	0	$6,651,498
Revised Terms of Financing
      On June 20, 2005, we entered into a Mutual Termination and Release Agreement with the Investors in which (i) the parties agreed to terminate the obligations of all parties to consummate and complete the Second Closing and (ii) the Investors consented to a further adjournment of our Annual Meeting of Stockholders and our circulation of additional proxy materials reducing the scope of Proposal 2, with our Board of Directors making no recommendation for or against the revised Proposal 2.
      In the table below, we have provided highlights of the revised terms of the Financing Transaction including for the First Closing which has occurred and for the Second Closing which has been terminated. We have omitted many details that are further discussed in text following the tables. Please refer to our other SEC filings described below in “More Information” for the full details of the revised terms and conditions of this Financing Transaction.

		Common
		Stock upon	Investor
	Shares of	Conversion of	Warrants to
	Series A	Series A	Purchase	Total
	Preferred	Preferred	Common at	Consideration
	Stock	Conversion	$1.47	Received

First Closing	670,272	6,702,720	4,991,434	$5,898,394
Second Closing	0	0	0	0
The First Closing
      On March 4, 2005, pursuant to the provisions of the Purchase Agreement, we closed the first part of this financing, covering the sale of 670,272 shares of our Series A Preferred Stock. These shares of Series A Preferred Stock are currently convertible into 6,702,720 shares of our common stock. We also issued accompanying warrants (the “Investor Warrants”) exercisable beginning on September 5, 2005 and expiring on March 4, 2010 for an aggregate of 4,991,434 shares of our common stock at an exercise price of $1.47 per share. The aggregate cash consideration we received in the First Closing was approximately $5.9 million. We also issued warrants to a placement agent in connection with this financing (the “Placement Agent Warrants” and collectively with the Investor Warrants, the “Warrants”) exercisable beginning on September 5, 2005 and expiring on March 4, 2010 for 656,920 shares of our common stock at an exercise price of $1.47 per share. We expect to use the proceeds from this Financing Transaction for working capital, research and development and general corporate purposes.
The Existing Anti-Dilution Provisions
      Both the Series A Preferred Stock and the Warrants have anti-dilution provisions. This means that if we issue any shares (subject to limited exceptions) at a price that is less than the conversion price of the Series A Preferred Stock ($.88 per common stock share) in the case of the Preferred Stock or less than

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the exercise price in the case of the Warrants (a “Dilutive Issuance”), the conversion price of the Series A Preferred Stock or the exercise price of the Warrants, as applicable, will be adjusted downwards. Currently, there is a floor on the new conversion price and the new exercise price that could result from a Dilutive Issuance, in the case of the Preferred Stock a conversion price floor of $.70 and in the case of the Warrants an exercise price floor of $1.34. At present, without stockholder approval of this Proposal, the outstanding Series A Preferred Stock would become convertible into 8,426,263 shares of our common stock if a Dilutive Issuance were consummated at $.70 per share.
Registration Statement
      Under the Transaction Documents, we committed to file registration statements covering the shares of our common stock into which the 670,272 shares of Series A Preferred Stock is convertible and the shares for which the Warrants may be exercised. A registration statement on Form S-3 (No. 333-123659) was declared effective on May 9, 2005 (the “Registration Statement”) and, so long as it remains effective, it will enable the holders of the Series A Preferred Stock to sell the shares of common stock that they receive upon conversion and will enable the Warrant holders to sell the shares of common stock that they acquire upon exercise of the Warrants.
Default Provisions and Covenants
      If we fail to either maintain the effectiveness of the Registration Statement or to otherwise enable the holders of the Series A Preferred Stock and Warrants to sell the common stock they may acquire through conversion or exercise, we may be subject to penalties, including payment of 1.5% of the consideration paid for the Series A Preferred Stock for each thirty day period of delay in registration. We are also obligated not to issue other securities that would be senior to the Series A Preferred Stock, not to incur indebtedness in excess of $2,000,000 except in limited forms, and not to enter into or consummate a transaction which would result in the holders of all the voting power of our outstanding capital stock having less than a majority of voting power of a surviving entity after a merger, consolidation, share exchange or sale. We are further required to reserve sufficient shares of common stock for issuance upon conversion of the Series A Preferred Stock and exercise of the Warrants and to list the common shares into which the Series A Preferred Stock may be converted or which may result from exercise of the Warrants with the American Stock Exchange.
Why was the First Closing Done?
      The ability to demonstrate financial viability is important to our business. We have never generated positive cash flows from operations. The funds from the First Closing were important to satisfy our liquidity needs and to enable us to continue to operate towards profitability.
Why is this Proposal being presented for Stockholder Approval?
      We are prohibited, under Section 713 of the American Stock Exchange Company Guide, from potentially issuing more than 20% of our outstanding shares unless our stockholders approve the provisions which may result in such issuances. Under the original terms of the Purchase Agreement, we agreed to seek your approval to enable us to sell further shares of Series A Preferred Stock in order to obtain additional funding from the Investors which we believed would greatly reduce the possibility that we will need to seek additional third party financing through the sale of debt or equity in the near future. The approval would also have had the effect of eliminating the floor on price adjustments to the conversion price of the Series A Preferred Stock and to the exercise price of the Warrants applicable in the event of a Dilutive Issuance. The Mutual Termination and Release Agreement did not relieve us of the contractual obligation to submit this Proposal to a stockholder vote.
      Proposal 2 is presented in this Proxy Statement Supplement to allow our stockholders to consider its merits and to vote upon whether to remove the floor on price adjustments to the conversion price of the Series A Preferred Stock and to the exercise price of the Warrants applicable in the event of a Dilutive

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Issuance. Our Board of Directors does not recommend a vote either for or against Proposal 2. Our Board of Directors does not recommend voting in favor of Proposal 2 as no Second Closing will occur and we will not receive additional funding if Proposal 2 is approved. Our Board of Directors does not recommend voting against Proposal 2 as we believe some potential effects of approval could be positive for our stockholders.
Effect of Stockholder Approval
      If you approve this Proposal 2, the floor on price adjustments to the conversion price of the Series A Preferred Stock and to the exercise price of the Warrants will be removed. However, the potential impact of the removal of these floors is ameliorated to some extent because all adjustments below the current floor would in each case be done on a weighted average formula basis. If this Proposal 2 is approved and the Investors receive greater anti-dilution protection than they currently have, the Investors may be more inclined to hold either the Series A Preferred Stock or the common stock into which it is converted rather than to sell such shares in the near term. In view of the small average daily trading volume of our shares, a decision by multiple Investors to sell their shares in a short period of time could result in placing downwards pressure on the trading price of our common stock. If this Proposal 2 is approved, we may be required under certain circumstances to issue more than 14,100,000 shares of our common stock and such issuances may result in our existing stockholders holding a smaller share of our outstanding common stock and having less influence on our affairs.
      If you do not approve this Proposal, in the event of a Dilutive Issuance the Investors will not receive the benefit of unlimited anti-dilution adjustment to (i) the number of shares of common stock they will receive upon conversion of the Series A Preferred Stock or (ii) the exercise price of their Warrants. However, in the event of a Dilutive Issuance, the Investors will still receive a price adjustment to the conversion price of their Series A Preferred Stock to the floor of $.70 per share of common stock, and both the Investors and the placement agent will still receive a price adjustment to the exercise price of their Warrants to the floor of $1.34 per share.
More Information
      The terms of the sale of the Series A Preferred Stock, the Warrants and the registration rights are complex and are only briefly summarized above. The above summary does not purport to be complete and is subject to and qualified in its entirety by reference to the actual Transaction Documents and to the Mutual Termination and Release Agreement. If you would like more information about the rights, preferences and terms of this Financing Transaction, please refer to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, Form of Purchase Agreement dated March 4, 2005 between Matritech, Inc. and various Investors, Registration Rights Agreement dated March 4, 2005 between Matritech, Inc. and various Investors, Form of Warrant to Purchase Shares of Common Stock, Placement Agent Warrant to Purchase Shares of Common Stock filed as Exhibits to our Form 8-K filed March 8, 2005, the Certificate of Correction filed as an Exhibit to our Form 8-K/ A filed March 25, 2005, the Amended Registration Rights Agreement and revised form of Investor Warrant filed as Exhibits to our Form 8-K filed April 20, 2005 and the Mutual Termination and Release Agreement filed as an Exhibit to our Form 8-K filed June 20, 2005, all of which are incorporated by reference into this Proxy Statement.
      Further information about the risks related to this Financing Transaction can also be found in our Annual Report on Form 10-K in the section entitled “Risk Factors”. You may access our Annual Report on Form 10-K and our Form 8-K and exhibits that we file with the Commission through our web site, www.matritech.com or through the Commission’s web site, www.sec.gov. You may also request copies of these documents by writing to us at 330 Nevada Street, Newton, MA 02460 Attn: Investor Relations. You may also view these documents at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

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THE BOARD OF DIRECTORS DOES NOT RECOMMEND A VOTE EITHER FOR OR AGAINST SHAREHOLDER APPROVAL OF THIS PROPOSAL TO APPROVE CERTAIN PROVISIONS OF THE FINANCING TRANSACTION.
      Stockholders who previously submitted a proxy card for the May 25, 2005 vote who do not wish to modify their vote need not resubmit a proxy card. The original proxy submitted by stockholders for the May 25, 2005 Annual Meeting of Stockholders is still valid. However, if no instruction was given on Proposal 2, the persons named in the proxy solicited by the Board of Directors intend to abstain from a vote on Proposal 2. A new proxy card is included should a stockholder who did not originally vote now decide to cast a vote or should a stockholder choose to modify his, her or its original vote.

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REVOCABLE PROXY
MATRITECH, INC.

Annual Meeting of Stockholders of MATRITECH, INC.
Reconvened on July 22, 2005

The undersigned, revoking all prior proxies, hereby appoints Stephen D. Chubb and David L. Corbet, and each of them, with full power of substitution, as proxies to represent and vote as designated herein, all shares of capital stock of Matritech, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be reconvened at the Sheraton Newton Hotel, 320 Washington Street, Newton, Massachusetts 02458 on Friday, July 22, 2005, at 9:00 a.m., local time and at all adjournments thereof, upon Proposals 1 and 3 set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 19, 2005 and Proposal 2 set forth in the Proxy Statement Supplement dated June 27, 2005, copies of which have been received by the undersigned.

Please be sure to sign and date this Proxy in the box below.	Date ___________________________

Stockholder sign above —— Co-holder (if any) sign above

Please sign exactly as your name appears on your stock certificate.
When signing as an attorney, executor, administrator, trustee or guardian, please provide your full title as such. If a corporation, please sign in full corporate name by an authorized officer.

		With-	For All
	For	hold	Except
1. Election of Directors: To elect eight members to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified.	☐	☐	☐

Stephen D. Chubb	David L. Corbet	Walter O. Fredericks
Judith Kurland	Jonathan M. Niloff	Richard A. Sandberg
T. Stephen Thompson	C. William Zadel

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write each such nominee’s name in the space provided below.

For	Against	Abstain
2. To approve certain provisions of a financing transaction to permit (a) the removal of floors on anti-dilution provisions affecting the 670,272 shares of Series A Convertible Preferred Stock and warrants to purchase common stock issued in the First Closing and (b) the potential issuance of more than 14,100,000 shares of common stock if required to fulfill our obligations under currently outstanding Series A Convertible Preferred Stock and accompanying warrants to purchase common stock pursuant to anti-dilution provisions contained in our charter and the warrants.
☐	☐	☐

	For	Against	Abstain
3. To ratify the selection of the accounting firm of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 31, 2005.	☐	☐	☐

4. To transact such other business as may properly come before the meeting and any adjournments thereof.

PLEASE CHECK IF YOU PLAN TO ATTEND THE ANNUAL MEETING           ☐

The Board of Directors recommends a vote FOR proposals 1 and 3. The Board of Directors does not recommend a vote either for or against proposal 2. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MATRITECH, INC.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP., AND TO ABSTAIN FROM VOTING ON THE APPROVAL OF CERTAIN PROVISIONS OF THE FINANCING TRANSACTION. THE PROXIES ARE AUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.